Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Announces Preliminary Third Quarter 2007 Revenues of
Approximately $21.9 Million

Combined cardiac and vascular tissue processing revenues in the third quarter of 2007 increased 25 percent compared to the third quarter of 2006
FDA completes re-inspection

ATLANTA…(October 11, 2007)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that product and preservation services revenues for the third quarter of 2007 were approximately $21.9 million compared to $20.0 million in the third quarter of 2006, an increase of 9 percent.  Product and preservation services revenues for the first nine months of 2007 were approximately $69.1 million compared to $60.1 million in the first nine months of 2006, an increase of 15 percent.

BioGlue® revenues were approximately $10.3 million for the third quarter of 2007 compared to $9.4 million in the third quarter of 2006, an increase of 9 percent.  BioGlue revenues were approximately $32.4 million for the first nine months of 2007 compared to $29.5 million in the first nine months of 2006, an increase of 10 percent.

Combined cardiac and vascular tissue preservation revenues increased 25 percent in the third quarter of 2007 to $10.8 million, compared to $8.7 million in the third quarter of 2006, on a 17 percent increase in unit shipments.  Combined cardiac and vascular tissue preservation revenues increased 31 percent in the first nine months of 2007 to $32.4 million compared to $24.6 million in the first nine months of 2006, on a 20 percent increase in unit shipments.  Orthopaedic tissue preservation revenues declined during the periods presented because the Company has stopped procuring and processing such tissue pursuant to its Exchange and Service Agreement with Regeneration Technologies, Inc.

- more -

Total tissue preservation services revenues were approximately $11.3 million in the third quarter of 2007, compared to $10.3 million in the third quarter of 2006, an increase of 10 percent.  Total tissue preservation services revenues were approximately $36.0 million in the first nine months of 2007 compared to $29.8 million in the first nine months of 2006, an increase of 21 percent.

“We expect to post another profitable quarter for the third quarter of 2007.  However, based on the results of the first nine months of 2007, we believe that we will be slightly below the lower end of our previous range of revenue guidance, which was $93 million,” noted Steven G. Anderson, CryoLife president and chief executive officer.

"In addition, I’m pleased to announce that the FDA has completed a re-inspection of our facilities and no 483 Notice of Observations was issued.  The re-inspection was related to our 510(k) submission for our CryoValve SG heart valve,” Mr. Anderson added.  “The re-inspection, coupled with our recent response to the FDA, completes the actions required of us at this point in connection with the FDA’s review of our 510(k) application for CryoValve SG heart valves.  We remain optimistic that we will receive clearance for our CryoValve SG heart valve 510(k) application,” Mr. Anderson concluded.

All statements relating to the Company's 2007 third quarter and first nine months revenues contained in this release are preliminary and unaudited, and may change based on the completion of customary quarter-end closing and review procedures.

Webcast and Conference Call Information

CryoLife's third quarter 2007 financial results will be released on Thursday, November 1, 2007.  The Company will hold a teleconference call and live webcast at 10:00 a.m. Eastern Time, November 1, 2007, to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available November 1 through November 8, 2007 and can be accessed by calling (toll free) 877-660- 6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 257727.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair. The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated revenues for the third quarter and full year of 2007 and management’s expectations regarding FDA review of the 510(k) application for SynerGraft® heart valves.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that completion by the Company’s management and independent auditors of customary quarter-end closing procedures could result in an adjustment to the Company’s third quarter revenue numbers, and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2006, its most recent Form 10-Q, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

- more -

CRYOLIFE, INC.
Financial Highlights
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues from:
Cardiovascular	$5,566	$4,189	$15,587	$11,550
Vascular	5,215	4,468	16,782	13,066
Orthopaedic	566	1,662	3,650	5,223
Total preservation services	11,347	10,319	36,019	29,839
BioGlue	10,280	9,444	32,373	29,534
Bioprosthetic devices	157	243	480	774
CardioWrap	108	--	243	--
Total products	10,545	9,687	33,096	30,308

Total product and preservation services
revenues	$21,892	$20,006	$69,115	$60,147

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

END